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                                                                    Exhibit 99.1


June 4, 2003


Gregory M. Shepard, Esq.
15 Country Club Place
Bloomington, IL 61701


Dear Mr. Shepard,

State Automobile Mutual takes great pride in its record as an independent company that has out- performed its industry over the last decade. Our current structure has proven beneficial to our policyholders and other constituencies.

As we stated in our press release of May 30, management's preliminary analysis of your proposal raises several obvious concerns including:

     o The merger you propose would be with a yet-to-be-formed shell mutual insurance company that would not engage in the business of writing insurance policies and would exist solely to create an entity for this transaction.

     o Your proposal would be financed entirely with resources of State Auto Mutual, by requiring that State Auto Mutual borrow $400 million to complete the transaction. No additional resources or financial strength would be brought to State Auto Mutual, and this debt-laden transaction could be expected to reduce State Auto Mutual's financial surplus.

     o Your proposed transaction does not expand State Auto Mutual's insurance markets or business opportunities.

Despite your proposal's apparent lack of business benefit, the Board of Directors of State Auto Mutual met today and, to assure fulfillment of any fiduciary duties imposed on it by law, named a Special Committee of independent directors to evaluate your proposal.

Following completion of the Special Committee's evaluation, you will be notified if further discussion is appropriate.


Sincerely,

/s/ Robert H. Moone

Robert H. Moone
President and Chief Executive Officer
State Automobile Mutual Insurance Company